Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements No. 02-83780 and No. 333-182155 on Form S-8 of our report dated June 27, 2014, which appears in this Annual Report on Form 11-K of the Savings Plan of Carpenter Technology Corporation for the year ended December 31, 2013.

/s/ ParenteBeard LLC

Reading, Pennsylvania

June 27, 2014